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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C.  20549

                                SCHEDULE 13G/A

                                AMENDMENT NO. 1

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
   RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                CHEMFIRST INC.
                               (Name of Issuer)

                                 COMMON STOCK
                        (Title of Class of Securities)

                                   16361A106
                                (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------
  CUSIP NO.  16361A106              13G
-----------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. KELLEY WILLIAMS, SS# ###-##-####
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [_] Not applicable
      (b) [_] Not applicable
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,169,391
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             165,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,169,391
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          165,000
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,334,391
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.5%
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      TYPE OF REPORTING PERSON
12
      IN
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ITEM 1.

     (a) Name of Issuer:

           ChemFirst Inc.
           700 North Street
           P. O. Box 1249
           Jackson, MS  39215-1249

     (b) Address of Issuer's Principal Executive Offices:

           700 North Street
           P. O. Box 1249
           Jackson, MS  39215-1249

ITEM 2.

     (a) Name of Person Filing:  J. Kelley Williams

     (b) Address of Principal Business Office:

           ChemFirst Inc.
           700 North Street
           P. O. Box 1249
           Jackson, MS  39215-1249

         Person filing is Chief Executive Officer and Chairman of the Board of the issuer.

     (c) Citizenship of Person Filing:  USA

     (d) Title of Class of Securities:  Common Stock

     (e) Cusip Number of Issuer:  16361A106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP

     (a) Amount beneficially owned as of December 31, 1997:
         1,334,391 (includes 421,689 shares which the reporting person has the right to acquire)

     (b) Percent of Class:  6.5%
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     (c) Person filing has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 1,169,391 shares.

         Person filing has shared power to vote or to direct the vote and shared power to dispose or direct the disposition of 165,000 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS []

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         The certification pursuant to Rule 13(d)-1(b) is not applicable.
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/11/99                                     /s/ J. Kelley Williams
-------------------                         ----------------------------
Date                                        Signature



                                            J. Kelley Williams
                                            ----------------------------
                                            Chairman of the Board and
                                             Chief Executive Officer